Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 10, 2017, relating to the financial statements of CTE Petrochemicals Company for the year ended December 31, 2016.

We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ BDO USA, LLP

Dallas, Texas
February 10, 2017